UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported) March 14, 2011

AutoNation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2011, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) increased the size of the Board to ten members and appointed Alison H. Rosenthal as a member of the Board effective immediately. The Board determined that Ms. Rosenthal qualifies as independent under the director independence standards set forth in the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange.

Ms. Rosenthal will participate in the Company’s non-employee director compensation program, pursuant to which she will receive an annual retainer of $50,000 for service on the Board. To the extent she is appointed to one or more Board committees in the future, she will receive an additional retainer of $5,000 per committee ($10,000 if she’s appointed to the Audit Committee). The annual Board retainer and any annual committee retainer will be prorated based on the number of months served during the year and will be paid in cash. Ms. Rosenthal will also be entitled to receive expense reimbursement in connection with meeting attendance.

In accordance with the terms of the Company’s 2007 Non-Employee Director Stock Option Plan, as amended (the “Plan”), Ms. Rosenthal will receive an automatic quarterly grant of an option to purchase 5,000 shares of the Company’s common stock on the first trading day of each March, June, September, and December while she is serving on the Board. All options granted under the Plan vest immediately upon the date of grant and have an exercise price equal to the closing price per share of the Company’s common stock on the applicable grant date.

A copy of the press release issued by the Company announcing the appointment of Ms. Rosenthal as a member of the Board is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of AutoNation, Inc. dated March 14, 2011 regarding the appointment of Alison H. Rosenthal as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date: March 14, 2011	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President, General Counsel and Secretary